Exhibit 99.1

Sutor Technology Group Limited Reports

Fiscal Year 2014 Financial Results

CHANGSHU, China, December 15, 2014 -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), one of the leading China-based manufacturers and service providers for fine finished steel products used by a variety of downstream applications, today announced its audited financial results for the fiscal year ended June 30, 2014.

Fiscal 2014 Financial Results Highlights:

	FY2014	FY2013	Change
Revenues (million):	$405.4	$612.1	(33.8)%
Gross profit (million)	$33.6	$44.9	(25.2)%
Net income (million)	$7.1	$16.9	(58.2)%
EPS	$0.17	$0.42	(59.5)%

Major Events Highlights:

●	Started transition from a traditional fine finished steel manufacturer to a valued-added service provider offering both products and fee-based processing services for fine finished steel products.

●	Started producing products in small quantities on our new 500,000 MT cold-rolled production line and expects gradual ramp-up of capacity utilization in the coming quarters.

●	Renewed the certificate of Jiangsu Provincial High-tech Enterprise for Changshu Huaye Steel Strip Co. Ltd, a subsidiary of Sutor (“Changshu Huaye”). The high-tech enterprise status enhances the Company’s market position and entitles Changshu Huaye to a preferential income tax rate for three more years.

Fiscal Year 2014 Results

Revenue. For the fiscal year ended June 30, 2014, revenue was $405.4 million compared to $612.1 million last year, a decrease of approximately $206.7 million, or 33.8%. Total sales volume in tons decreased approximately 39.3% in fiscal year 2014 as compared to last year, which reflected the impact of stagnant Chinese real estate markets, steel industry overcapacity as well as the Company’s transition from a pure fine-finished steel manufacturer to a steel product and processing service provider. For a typical product sales transaction, our product price covers the cost of raw materials as well as gross profits; while for a fee-based steel processing service, the price for our service does not contain the cost of raw materials as the customers buy the raw materials and we charge them only for a processing fee to cover processing expenses and a profit. Therefore, revenue from steel processing services is significantly lower than that from product sales.

Our business was relatively stable during the first three quarters of fiscal 2014 while our sales declined significantly during the fourth quarter. We believe a number of factors contributed to this change: First, the prices of steel products declined to a multi-year low level during the fourth quarter and the market generally believed that the near-term outlook remained bearish. As a result, very few customers were willing to place large orders with us and fulfilling small orders reduced our production efficiency. Second, the real estate markets in most cities in China were stagnant. In some markets, housing prices and sales declined so dramatically that the local governments had to repeal its restrictive policies to control housing prices and excessive investment in the real estate. A stagnant real estate market affected demands for a variety of steel products including steel products for construction and infrastructure as well as for household appliances. Moreover, banks in general tightened their policy of granting of new lines of credit to non-state-owned enterprises. Due to the tight liquidity of many small and medium enterprises (SMEs), which are our core clients, they were unable to expand their operations and some even had to reduce their operating scale, which significantly adversely affected our operations.

Gross profit and gross margin. Gross profit decreased $11.3 million to $33.6 million in fiscal year 2014 from $44.9 million in fiscal year 2013. Gross profit as a percentage of revenue (gross margin) was 8.3% in fiscal year 2014 as compared with 7.3% last year. The increased gross margin mainly resulted from the change in the composition of the products we sold. We sold much less low margin AP steel in fiscal 2014 than in fiscal 2013.

Selling expenses. Our selling expenses decreased approximately $3.3 million to $5.0 million in fiscal year 2014, from $8.3 million in fiscal year 2013. As a percentage of revenue, our selling expense was 1.3% in fiscal year 2014 as compared to 1.3% in fiscal 2013. The dollar decrease of selling expenses was primarily due to reduced sales, particularly our internationals sales. In addition, a higher percentage of more shipment was made through the local harbor in Changshu, which further reduced shipping and handling expenses.

General and administrative expenses.  General and administrative expenses increased $1.0 million, or 9.5%, to $11.5 million, or 2.8% of revenue, in fiscal year 2014, from $10.5 million, or 1.7% of revenue, in fiscal year 2013. The higher general and administrative expenses were primarily due to the provision for account receivables in the amount of approximately $0.5 million. Our research and development expenses increased $0.1 million, or 25.0%, to $ 0.5 million, or 1.4 % of revenue in fiscal year 2014 as compared to $0.4 million, or 0.1% of revenue in fiscal year 2013.

Interest expense. Our interest expense decreased $0.1 million to $10.1 million in fiscal year 2014, from $10.2 million in fiscal year 2013. As a percentage of revenue, our interest expenses increased to 2.5% in fiscal year 2014, from 1.7% in fiscal year 2013.  The increase in interest expense as percentage of revenue was mainly attributable to the fact that the decrease in total revenue outpaced the decrease in interest expense. The Company’s total debt and average interest rate remained relatively stable.

Provision for income taxes. We incurred income tax expense of $3.0 million with an effective tax rate of 29.9% in fiscal year 2014 as compared to $2.7 million with an effective tax rate of 13.9% in fiscal year 2013. The primary reason of the significant change in effective tax rate is that we had a favorable one-time income tax credit and income tax refund in the amount of approximately $0.87 million last fiscal year.

Net income. Net income, without including the foreign currency translation adjustment, decreased $9.8 million, or approximately 58.2%, to $7.1 million in fiscal year 2014, from $16.9 million in fiscal year 2013, as a cumulative result of the above factors.

Financial Condition and Liquidity

As of June 30, 2014, we had approximately $12.2 million in cash and $60.9 million in restricted cash. Our short-term loans were approximately $139.2 million. We also had approximately $11.0 million long-term loans. As of June 30, 2014, the Company had an unused line of credit with banks of approximately $31.7 million.

For fiscal 2015, we anticipate a very limited amount of capital expenditure for major maintenance and equipment improvement. For the 500,000-ton new cold-rolled production line, the remaining capital expenditure is approximately $2.5 million, and most of which is expected to be paid one year after the commercial production starts.

Functional Currency

The functional currency of the Company is the Chinese Yuan Renminbi ("RMB"); however, the accompanying financial information has been expressed in United States Dollars ("USD"). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company's equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and service providers for high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are “forward-looking statements” in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2014, and other risks mentioned in our other reports filed with the Securities Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:
Investor Relations
Sutor Technology Group Limited
Tel: +86-512-5268-0988

Email: investor_relations@sutorcn.com

Financial Tables Below:

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2014	2013

ASSETS
Current Assets:
Cash and cash equivalents	$12,178,225	$3,601,385
Restricted cash	60,860,255	108,825,425
Short-term investments	3,248,652	-
Trade accounts receivable, unrelated parties, net of allowance for doubtful accounts of $1,368,723 and $623,742, respectively	6,331,702	7,331,291
Trade accounts receivable, related parties	16,149,269	-
Notes receivables	194,919	19,835,677
Other receivables and prepayments, unrelated parties, net of allowance for doubtful accounts of $255,628 and $248,128, respectively	1,875,785	3,446,187
Other receivables and prepayments, related parties	405,558	-
Advances to suppliers, unrelated parties, net of allowance for doubtful accounts of $527,673 and $796,026, respectively	8,645,751	43,175,047
Advances to suppliers, related parties	286,085,768	251,900,527
Inventories, net	78,277,682	52,377,135
Current deferred tax assets	1,507,840	952,417
Total Current Assets	475,761,406	491,445,091
Non-current Assets:
Advances for purchase of long term assets	85,241	17,085,958
Property, plant and equipment, net	87,121,382	71,508,912
Intangible assets, net	3,568,855	3,074,372
Long-term investments	1,814,734	6,686,539
Total Non-current Assets	92,590,212	98,355,781
TOTAL ASSETS	$568,351,618	$589,800,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$139,223,123	$138,968,845
Long-term loans, current portion	-	7,418,003
Accounts payable, unrelated parties	5,843,599	9,645,713
Notes payable	136,274,446	178,917,942
Other payables and accrued expenses, unrelated parties	4,613,201	7,291,220
Other payables and accrued expenses, related parties	3,110,196	-
Advances from customers, unrelated parties	7,917,111	11,008,550
Advances from customers, related parties	15,114,353	-
Warrant liabilities	866	144,535
Total Current Liabilities	312,096,895	353,394,808
Non-Current Liabilities
Long-term loans, unrelated parties	2,859,995	1,180,877
Long-term loans, related parties	8,182,018	-
Total Non-current Liabilities	11,042,013	1,180,877
Total Liabilities	323,138,908	354,575,685

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; nil shares outstanding	-	-
Common stock - $0.001 par value; authorized: 500,000,000 shares as of June 30, 2014 and 2013; issued: 42,252,267 shares and 40,965,602 shares as of June 30, 2014 and 2013, respectively	42,252	40,965
Additional paid-in capital	43,652,089	41,793,142
Statutory reserves	22,725,841	20,426,971
Retained earnings	137,081,594	132,311,592
Accumulated other comprehensive income	42,362,443	41,304,026
Less: Treasury stock, at cost, 590,838 as of June 30, 2014 and 2013	(651,509)	(651,509)
Total Stockholders' Equity	245,212,710	235,225,187
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$568,351,618	$589,800,872

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	For The Year Ended
	June 30
	2014	2013

Revenue from unrelated parties	$262,635,057	$395,433,973
Revenue from related parties	142,780,398	216,641,488
Total Revenue	405,415,455	612,075,461
Cost of Revenue	(371,768,467)	(567,139,939)
Gross Profit	33,646,988	44,935,522

Operating Expenses:
Selling expenses	(4,993,368)	(8,266,533)
General and administrative expenses	(11,491,805)	(10,516,116)
Total Operating Expenses	(16,485,173)	(18,782,649)
Income from Operations	17,161,815	26,152,873

Other Incomes/(Expenses):
Interest income	3,263,566	3,414,416
Interest expense	(10,113,479)	(10,209,681)
Changes in fair value of warrant liabilities	143,669	(97,131)
Income from equity method investments	274,225	370,814
Other income	139,624	457,735
Other expense	(784,597)	(460,412)
Total Other Expenses	(7,076,992)	(6,524,259)

Income Before Taxes	10,084,823	19,628,614
Income tax expense	(3,015,951)	(2,723,150)
Net Income	$7,068,872	$16,905,464

Other Comprehensive Income:
Foreign currency translation adjustment	1,058,417	5,681,785
Comprehensive Income	8,127,289	22,587,249

Basic Earnings per Share	$0.17	$0.42
Diluted Earnings per Share	$0.17	$0.42

Basic Weighted Shares Outstanding	41,517,840	40,251,218
Diluted Weighted Shares Outstanding	41,517,840	40,251,218

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Year Ended
	June 30
	2014	2013
Cash Flows from Operating Activities:
Net income	$7,068,872	$16,905,464
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	9,068,355	8,868,707
Provision/(reversal) for doubtful accounts	478,682	(392,969)
Write downs of inventories	-	141,173
Stock-based compensation	496,292	193,518
Foreign currency exchange gain	(47,909)	(454,657)
(Gain)/loss on disposal of property, plant and equipment	(11,062)	16,240
Interest income from short-term investments carried at amortized cost	-	(31,059)
Income from equity method investments	(274,225)	(370,814)
Deferred income taxes	(552,796)	(223,911)
Changes in fair value of warrant liabilities	(143,669)	97,131
Changes in current assets and liabilities:
Restricted cash	27,002,074	(20,674,295)
Trade accounts receivable, unrelated parties	286,190	544,243
Trade accounts receivable, related parties	(16,182,388)	-
Notes receivable	19,759,493	(2,514,588)
Other receivables and prepayments, unrelated parties	1,443,844	1,150,326
Other receivables and prepayments, related parties	(406,390)	-
Advances to suppliers, unrelated parties	35,042,929	(15,318,614)
Advances to suppliers, related parties	(33,197,638)	(54,965,689)
Inventories	(25,116,596)	(982,823)
Accounts payable, unrelated parties	(3,740,716)	(4,385,361)
Notes payable	(43,438,610)	50,723,310
Other payables and accrued expenses, unrelated parties	(2,709,446)	(1,668,531)
Other payables and accrued expenses, related parties	3,113,187	-
Advances from customers, unrelated parties	(3,140,092)	2,874,317
Advances from customers, related parties	15,145,350	-
Net Cash Used In Operating Activities	(10,056,269)	(20,468,882)

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(7,750,475)	(5,310,774)
Proceeds from disposal of property, plant and equipment	411,448	889,743
Purchase of intangible assets	(567,444)	(3,565,706)
Payment for long-term investments	-	(6,213,456)
Proceeds from disposal of long-term investments	4,557,440	-
Payments for short-term investments	(3,255,314)	-
Disposal of subsidiary, net of cash disposed of $27,401 and nil, respectively	-	(27,401)
Proceeds from sale of short-term investments	-	4,909,220
Net Cash Used In Investing Activities	(6,604,345)	(9,318,374)

Cash Flows from Financing Activities:
Proceeds from loans	238,160,540	117,603,938
Payments of loans	(235,852,667)	(119,567,659)
Proceeds from issuance of common stock	1,500,000
Changes in restricted cash	21,491,892	25,763,889
Payments on repurchase of common stock	-	(43,841)
Net Cash Provided By Financing Activities	25,299,765	23,756,327

Effect of Exchange Rate Changes on Cash	(62,311)	101,783

Net Change in Cash and Cash Equivalents	8,576,840	(5,929,146)
Cash and Cash Equivalents at Beginning of Year	3,601,385	9,530,531
Cash and Cash Equivalents at End of Year	$12,178,225	$3,601,385

Supplemental Non-Cash Information:
Offset of notes payable to related parties against receivable from related parties	$-	$10,791,134
Accounts payable for purchase of long-term assets	(107,346)	(1,244,579)
Advances for purchase of long-term assets	17,103,162	(1,733,684)

Supplemental Cash Flow Information:
Cash paid during the year for interest expense	$(11,484,801)	$(8,670,207)
Cash paid during the year for income tax	$(5,113,782)	$(2,595,402)